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                                                                   EXHIBIT 10.27

                             CREATIVE ARTISTS AGENCY

                           LITERARY AND TALENT AGENCY

                            9830 WILSHIRE BOULEVARD
                      BEVERLY HILLS, CALIFORNIA 90212-1825
                TELEPHONE: 310-288-4545 - FACSIMILE 310-288-4800


June 22, 2001


Craig Gosselin
Vans, Inc.
14700 Shoemaker Avenue
Santa Fe Springs, CA  90670

David Codikow, Esq.
Codikow & Carroll, P.C.
1650 21st Street
Santa Monica, CA  90404

Kevin Lyman
4 Fini, Inc.
1437 7th Street, 3rd floor
Santa Monica, CA  90401

Dear Craig, David and Kevin:

     This will confirm the agreement reached among Vans, Inc. ("Vans"), Codikow & Carroll, P.C., 4Fini, Inc., and Creative Artists Agency, LLC (the latter three collectively being referred to as the "Minority Partners") with respect to that certain letter agreement (the "Letter Agreement") being entered into by the parties hereto with Launch Media, Inc., as follows:

     1. Notwithstanding the terms of the Letter Agreement, the parties hereto will effect a transaction wherein the ownership in CCRL will vest 70% to Vans and 10% to each of the Minority Partners.

     2. The transaction will be structured in a long form agreement to:

          a. Transfer $1,375,000 (the "Vans Consideration") from Vans to each of the Minority Partners in a transaction which the parties will use all reasonable efforts to structure as a long term capital gain transaction to the Minority Partners.

          b. Transfer the Launch Earn Out payment as provided in the Letter Agreement 85% to the Minority Partners in equal shares and 15% to Vans.




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Notwithstanding anything herein to the contrary, the Vans Consideration shall be escrowed in an interest bearing account with a mutually agreeable escrow holder until applicable bankruptcy preference periods respecting the transaction with Launch expire. If the transaction with Launch is voided, the escrow account
(with accrued interest) will be released to Vans and the parties will be restored to their respective positions prior to executing this Letter Agreement. If the preference periods expire without the voiding of the Launch transaction, the escrow account (with accrued interest) will be released in equal shares to the Minority Partners.

     3. The Minority Partners each will enter into service agreements with respect to the Warped Tour with CCRL on the following terms:

          a. Initial term: two years

          b. Compensation: $200,000

          c. Performance bonus: 11.1% of any net profit from tour operations, without regard to sponsorship income or sponsorship expense

          d. Renewal options: CCRL will have four one year options to extend the term of any service agreement at a respective compensation of $250,000, $250,000, $300,000, and $300,000 (the options can only be exercised consecutively and the performance bonus shall continue to apply)

          e. Minority Partner opt out: if CCRL exercises an option, a Minority Partner may elect to opt out of further performance; provided that as a condition to such opt out, that Minority Partner will not solicit any employee of Vans or CCRL for one year and will not participate (whether as owner, manager, consultant or otherwise) in a lifestyle tour which combines punk rock music (or similar genre) with extreme sports (a "Competing Tour") for a two year period after the end of the tour with respect to which the Minority Partner last rendered services. The parties will continue to negotiate in good faith respecting the definition of a Competing Tour in order to preserve the goodwill of the Tour. This non competition provision would not prevent any of the Minority Partners to continue to represent its artist clients in booking performances for those clients consistent with the Minority Partner's ordinary business operations.

     4. Vans and the Minority Partners shall enter into a new Operating Agreement for CCRL which will contain terms and conditions which provide that Vans controls all aspects of the management, operation and business of the Tour provided that the creative vision shall remain consistent with the historic vision which the parties hereto have worked to achieve. The Tour Title Sponsorship Agreement dated June 2000 shall be terminated (subject to paragraph 2 hereof) and of no further force or effect, and Vans shall have no future obligations to pay sponsorship fees thereunder except with respect to the 2001 Tour. The Minority Partners represent and warrant that the forecast data presented to Vans for the 2001 Tour (attached hereto as Exhibit A) was prepared by Launch, and to the best of our knowledge is Launch's good faith estimate of the financial




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performance of the 2001 Tour. The Minority Partners are not aware of facts which would have a material adverse affect on those projections.

     If the foregoing correctly sets forth the agreement of the parties, please execute this letter in the space provided and return it to me. We will then proceed to have a long form agreement prepared. Once this Letter Agreement is executed, it shall bind the parties until the long form agreement is entered into. The parties will negotiate in good faith to arrive at that long form agreement.

Very truly yours,
Creative Artists Agency


/s/ MICHAEL A. RUBEL

Michael A. Rubel


The foregoing is agreed to:

4 Fini, Inc.

By  Kevin Lyman
   ---------------------------
   By  Michael A. Rubel
   Authorized Signatory



Vans, Inc.

By  Craig E. Gosselin
   ------------------------------


Codikow & Carroll, P.C.

By David Codikow
   ----------------------------
   By  Michael A. Rubel
   Authorized Signatory






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

Warped Tour - net cash flow                                       Forecast
($000's)                              1999           2000           2001
                                      ----           ----           ----
Net revenue
  Advertising & sponsorshipes        $2,751         $2,079         $2,822
  Tour ticket & other                 4,045          4,913          6,183
                                     ------------------------------------
    Total                             6,798          5,992          9,005
                                     ------------------------------------

Operating expenses
  Cost of tour operations             4,033          5,351          8,219(a)
  Sales & marketing                     305            816             28
  Launch selling costs                                  50            505
  Web hosting/development costs                        108            159
  General & administrative              346            257            116
                                     ------------------------------------
    Total                             5,584          5,582          7,027
                                     ------------------------------------

  Income from operations              1,212            410          1,977

Interest & taxes, net                   (41)           (11)           (11)
                                     ------------------------------------
Net gross cash flow                   1,171            399          1,966

Adjustments:

                                     ------------------------------------
Adjusted net cash flow               $1,171         $  399         $1,966
                                     ====================================


(a) 2001 includes $450k in Service Agreement payments.



                                   EXHIBIT A